Exhibit 5.1

Seward & Kissel llp

ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200	901 K STREET, NW
FACSIMILE: (212) 480-8421	WASHINGTON, DC 20001
WWW.SEWKIS.COM	TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

May 23, 2023

Castor Maritime Inc.

223 Christodoulou Chatzipavlou Street

Hawaii Royal Gardens

3036 Limassol, Cyprus

Re:	Castor Maritime Inc.

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Castor Maritime Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3 (File No. 333-254977), as amended by post-effective Amendment No. 1 and post-effective Amendment No. 2 thereto (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to $450,000,000 of securities, which may include shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”) (including the related preferred stock purchase rights (the “Preferred Stock Purchase Rights”)), shares of preferred stock, par value $0.001 per share, of the Company (the “Preferred Shares”), debt securities of the Company (the “Debt Securities”), warrants to purchase the Company’s securities (the “Warrants”), purchase contracts to purchase the Company’s securities (the “Purchase Contracts”), rights to purchase the Company’s securities (the “Rights”) and units comprised of any of the foregoing securities (the “Units” and, together with the Common Shares, the Preferred Stock Purchase Rights, the Preferred Shares, the Debt Securities, the Warrants, the Rights and the Purchase Contracts, the “Securities”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the “Base Prospectus”); (iii) a prospectus supplement thereto dated May 23, 2023 (the “Prospectus Supplement”) (iv) the Stockholders Rights Agreement dated as of November 20, 2017 by and between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agreement”); and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

1.	the Common Shares, Preferred Shares, and any Common Shares or Preferred Shares underlying the Warrants, Units or Rights constituting the Securities have been duly authorized, and when issued, sold and paid for as contemplated in the Prospectus, the Common Shares and Preferred Shares will be validly issued, fully paid and non-assessable;
2.	the Debt Securities, when the applicable indenture relating to such debt securities (the “Indenture”) has been duly qualified and the Company has taken all necessary action to approve the issuance and terms of the Debt Securities and the terms of the offerings thereof and related matters and the Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, as applicable, and the other applicable agreements approved by the Company and upon payment of the consideration thereof or provided for therein, the Debt Securities will be legally issued; and
3.	the Warrants, the Rights and the Units (together, the “Subscription Securities”), when the Company has taken all necessary action to approve the issuance and terms of such Subscription Securities, the terms of the offerings and related matters and the Subscription Securities have been issued and delivered in accordance with the terms of the applicable warrant agreement, rights agreement or similar agreement approved by the Company and upon payment of the consideration therefor, if any, provided for therein and in any applicable definitive purchase, underwriting or similar agreement approved by the Company, then the Subscription Securities will be legally issued.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof and we express no opinion as to any other laws, rules or regulations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus Supplement, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP